 Exhibit 99.1

Ultralife Corporation Reports First Quarter Results

Acquires Southwest Electronic Energy Corporation for $25.0 Million

NEWARK, N.Y. – May 2, 2019 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.5 million on revenue of $18.9 million for the first quarter ended March 31, 2019 compared to operating income of $2.4 million on revenue of $23.1 million for the first quarter ended April 1, 2018.

First Quarter 2019 Financial Results

“First quarter results were significantly impacted by a reduction in government/defense sales largely due to delays of amplifier shipments under the U.S. Army’s Network Modernization initiatives by Communications Systems.  We are now operating at a higher rate of amplifier production and have produced more units in the month of April than during the entire first quarter.  In addition, normal fluctuations in government/defense order flow resulted in a decline in Battery & Energy Products sales that was buffered by continued strength in medical sales,” said Michael D. Popielec, President and Chief Executive Officer.  “With key amplifier product shipments now increasing and robust opportunities for growth from our diversified set of commercial and government/defense customers ahead of us, we remain well positioned for another year of profitable growth in 2019.”

Revenue was $18.9 million, a decrease of $4.2 million, or 18.2%, compared to $23.1 million for the first quarter of 2018.  Battery & Energy Products sales decreased $1.2 million, or 7.1%, to $16.0 million compared to $17.2 million last year due primarily to timing differences in government/defense shipments, not fully offset by a 10.4% increase in medical sales.  Communications Systems sales decreased 50.7% to $2.9 million compared to $5.8 million for the same period last year as the initial start-up production and shipment of products to support the U.S. Army’s Network Modernization initiatives under the delivery orders announced in October 2018 were less than Q1 2018 shipments of Vehicle Amplifier Adapters for the U.S. Army’s Special Force Assistance Brigades under a contract awarded in December 2017 and shipments of power supplies to a large global defense prime contractor.

Gross profit was $5.1 million, or 26.9% of revenue, compared to $7.3 million, or 31.6% of revenue, for the same quarter a year ago.  Battery & Energy Products’ gross margin was 27.6%, compared to 29.2% last year, primarily due to sales mix.  Communications Systems’ gross margin was 23.4%, compared to 38.4% last year, primarily due to costs incurred to commence production of Communications Systems large program awards received in October 2018 for shipment in 2019.

Operating expenses were $4.5 million compared to $4.9 million last year reflecting continued tight control over discretionary spending.  Operating expenses were 24.0% of revenue compared to 21.4% of revenue for the year-earlier period.

Operating income was $0.5 million compared to $2.4 million last year for an operating margin of 2.9% compared to 10.2% last year.

Net income was $0.4 million, or $0.03 per share, compared to net income of $2.2 million, or $0.14 per share ($0.13 per diluted share), for the first quarter of 2018.

Acquisition of Southwest Electronic Energy Corporation

Ultralife also announced today that it has acquired all of the outstanding shares of Southwest Electronic Energy Corporation (“SWE”), including its ISO certified manufacturing and technology facility, for $25.0 million in cash, subject to a customary working capital adjustment.

Based in Missouri City, TX, SWE is a leading independent designer and manufacturer of high-performance smart battery systems and battery packs to customer specifications using Lithium cells.  SWE serves a variety of industrial markets, including oil & gas, remote monitoring, process control and marine, which demand uncompromised safety, service, reliability and quality.

For the trailing twelve-month period ended December 31, 2018, SWE generated revenue of over $28 million.  The transaction is expected to be accretive on an EPS basis within 12 months.

“This acquisition advances our strategy of commercial revenue diversification and enhances the operating leverage of our business model.  SWE checks nearly every box in our profile of an ideal acquisition candidate:  a complementary line of highly engineered, mission critical, differentiated products; a blue-chip customer base; an innovative culture similar to our own; an experienced technical engineering and new product development team; a very strong management team; and a business model aligned with our core business.  We welcome the SWE team to Ultralife and look forward to a smooth integration process,” said Michael D. Popielec, President and Chief Executive Officer.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold a conference call today at 8:30 AM ET to discuss first quarter results and the acquisiton. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in revenues from key customers, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS
	March 31, 2019	December 31, 2018 As Adjusted (1)
Current Assets:
Cash	$21,240	$25,934
Trade Accounts Receivable, Net	13,938	16,015
Inventories, Net	27,906	22,843
Prepaid Expenses and Other Current Assets	2,397	2,368
Total Current Assets	65,481	67,160

Property, Equipment and Improvements, Net	12,398	10,744
Goodwill	20,251	20,109
Other Intangible Assets, Net	6,484	6,504
Deferred Income Taxes, Net	15,421	15,444
Other Noncurrent Assets	916	887
Total Assets	$120,951	$120,848

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$11,307	$9,919
Accrued Compensation and Related Benefits	1,364	1,494
Accrued Expenses and Other Current Liabilities	3,325	3,973
Total Current Liabilities	15,996	15,386
Deferred Income Taxes	564	591
Other Noncurrent Liabilities	468	408
Total Liabilities	17,028	16,385

Shareholders' Equity:
Common Stock	2,013	2,005
Capital in Excess of Par Value	183,163	182,630
Accumulated Deficit	(57,610)	(58,035)
Accumulated Other Comprehensive Loss	(2,351)	(2,786)
Treasury Stock	(21,231)	(19,266)
Total Ultralife Equity	103,984	104,548
Non-Controlling Interest	(61)	(85)
Total Shareholders’ Equity	103,923	104,463

Total Liabilities and Shareholders' Equity	$120,951	$120,848

(1)

Effective January 1, 2019, the Company adopted Accounting Standards Codification Topic 842 (ASC 842), Leases. Pursuant to ASC 842, lease liabilities and right-of-use assets for the Company’s operating leases have been recognized on the consolidated balance sheet. Lease liabilities are recorded as other current and other noncurrent liabilities. Right-of-use assets are recorded as other noncurrent assets. For comparability, the Company has elected to recast the prior year comparative period to recognize the effects of ASC 842 including the recognition to equity of a $71 cumulative effect adjustment.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended
	March 31,	April 1,
	2019	2018
Revenues:
Battery & Energy Products	$15,998	$17,224
Communications Systems	2,884	5,845
Total Revenues	18,882	23,069

Cost of Products Sold:
Battery & Energy Products	11,588	12,188
Communications Systems	2,210	3,599
Total Cost of Products Sold	13,798	15,787

Gross Profit	5,084	7,282

Operating Expenses:
Research and Development	1,036	1,101
Selling, General and Administrative	3,500	3,825
Total Operating Expenses	4,536	4,926

Operating Income	548	2,356

Other Expense	(58)	(133)
Income Before Income Tax Provision	490	2,223

Income Tax Provision	(41)	(55)

Net Income	449	2,168

Net Income Attributable to Non-Controlling Interest	(24)	(17)

Net Income Attributable to Ultralife Corporation	$425	$2,151

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$0.03	$0.14

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$0.03	$0.13

Weighted Average Shares Outstanding – Basic	15,740	15,704

Weighted Average Shares Outstanding – Diluted	16,225	16,202